Exhibit 23.2

PLS CPA, A PROFESSIONAL CORPORATION

t4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341  t FAX (858) 433-2979

t E-MAIL changgpark@gmail.com t

June 20, 2018

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of Alpha Investment Inc. (formerly known as Gogo Baby, Inc.) of our report dated March 16, 2017, with respect to the balance sheets as of December 31, 2016, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal years period ended December 31, 2016, which appears on Form S-1 Amendment No 4 of Alpha Investment Inc. (formerly known as Gogo Baby, Inc.)

Very truly yours,

/s/PLS CPA

____________________________

PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board